Exhibit 99.1

Announcement dated September 7, 2004, regarding effects of the Florida Hurricanes on the Company

NO SERIOUS DAMAGE FROM HURRICANES; SEVERAL WEEKS DELAY

September 7, 2004, West Palm Beach, Florida. Biomass Processing Technology, Inc. is pleased to report that the Company did not suffer any significant damage from Hurricane Frances. However, the Company anticipates construction delays of at least two weeks resulting from devastation throughout the State of Florida from Hurricanes Bonnie, Charley, and Frances.

BPT required approximately a week at the end of August and beginning of September to prepare the offices, CAV plant facility in Okeechobee, and Beta Site in Northern Florida for hurricane readiness. Although the facilities are designed to withstand hurricane force winds, construction cannot continue for days before or after a storm because offices and plants must be closed down, shutters are put up, computer equipment is disassembled and moved to protected areas, and employees have requirements to attend to protection of their homes. It is anticipated that cleanup and restoration of power at the facilities will require additional time. There also may be additional delays in construction if vendors are unable to respond to the Company’s needs due to interruption of their services as a result of various problems related to the storms.

On August 16, 2004, the date the Company filed its Second Quarter Form 10-QSB with the SEC, the Company indicated a target date to commence operations of September 7, 2004. BPT’s CEO Larry Denney indicated today that the Company will be making every effort to minimize delays resulting from the several hurricanes. Additional information will be provided when available.